Exhibit 99.1

February 1, 2021

Dear Fellow Shareholders,

“Everyone here has the sense that right now is one of those moments when we are influencing the future.” – Steve Jobs

When we think about a business influencing the future, we likely think in terms of the introduction of innovative technologies.

I would offer to you that when an organization not only survives but advances forward during the most difficult times a society has faced in at least a generation, it is also influencing the future of its shareholders, customers, associates and the communities it serves.

As I have detailed in the letter that follows, your Company has not only endured through the pandemic, it has thrived - as evidenced by our strong 4th quarter results and another record-breaking year of earnings growth.

These results demonstrate that your Bank’s historically conservative fiscal approach and relationship-driven culture, combined with an increased willingness to embrace cutting edge banking technologies and practices, add up to a powerful formula for the pursuit of sustainable future growth.

Proven Business Model Drives Another Record Year of Financial Results

For the fifth consecutive year, Farmers achieved record financial results as the Bank continues to pursue initiatives that diversify its sources of income, conservatively manage risk, increase its market share and proactively manage expenses.

We wrapped up 2020 with another year of record financial results for your Company. Annual net income set a record at $41.9 million, which was a 17 percent increase over 2019. This success is attributed to mortgage lending, execution of the Paycheck Protection Program (PPP) through the CARES Act, and the successful acquisition of Maple Leaf Financial, Inc.

Farmers closed out 2020 with exceptional loan growth, with total loans at $2.08 billion compared to $1.8 billion in 2019, a 14.7 percent increase.

Providing key lending assistance during such difficult times has always been one of Farmers strengths. Small business is the engine that drives our economy. With 2020 being such a challenging year for our communities and businesses, we knew we had to step up in a big way to provide the financial assistance and stability that strong community banks, like Farmers, can provide.

At the onset of the pandemic, interest rates dramatically dropped and our experienced mortgage team was well-positioned for the refinancing and home buying activity that was generated. Strong production in residential mortgages created strong loan-sold income which totaled $12.3 million, an increase of $7.9 million over the previous year or 179.8 percent.

Finally, our book value per share increased 15% to a record $12.45 at December 31, 2020, representing the 7th consecutive year of higher year-over-year growth in our book value per share.

Creating Win-Wins for Stakeholders

While the size, scale, and scope of our business has greatly expanded, we have remained focused on the core principles that have guided our success. We remain dedicated to supporting our local communities and I am proud of the actions we undertook throughout the COVID-19 pandemic to help our business and retail customers, as well as our communities.

During 2020, we helped secure 1,714 loans and nearly $200 million for our customers in the form of Paycheck Protection Program (“PPP”) loans, helping protect 25,000 jobs within our local communities, and we are now working with these borrowers on the forgiveness process. Crain’s Cleveland, the highly respected business publication, identified your Bank as the leading PPP community bank lender in Northeast Ohio. This is only one example of how your Bank’s profile continues to rise in the regional business community.

Farmers also developed payment relief initiatives and programs to help provide flexibility and support to our business and retail customers as they navigated the unprecedented challenges associated with the pandemic. Finally, we donated nearly $310,000 to local organizations, supported local food pantries and mobile meals, and provided nourishment to local frontline healthcare workers.

Well Positioned for Post COVID through Wealth Management

Building on the record revenue and impressive momentum generated during a very challenging year, our Wealth Management Division Associates are poised to leverage their collective talents and expertise in 2021.

As of December 31, 2020, Wealth Management Assets under Care were $2,826,758,022, with a total revenue of $19,295,362.

Now in the third year of our Wealth Management 360 branding message, our team of Wealth Management professionals will be working diligently with their internal business partners and across all product lines to deliver financial solutions to our clients and prospects. Individual and business clients will have access to all of our capabilities including: investment management, financial planning and retirement plan and insurance solutions along with premium-priced lending and deposit products.

With a strategic focus on technology upgrades, tailored solutions and operating efficiencies, our wealth management division is well-positioned to maintain its strong record of revenue growth and margin enhancement.

Conclusion

Given the unexpected events of 2020, it would be imprudent for the leadership of any business to overstate their confidence about the way forward in 2021.

Still, I trust that this 4th Quarter letter has demonstrated why, after having successfully navigated our way through 2020 - and having learned many lessons about the value of both stability and adaptability along the way - we are optimistic that 2021 can be another productive, profitable and encouraging year in your Company’s 134-year-history.

As always, I am open to your calls, letters, and emails.

Very truly yours,

Kevin J. Helmick

President & CEO